Exhibit 5.1

January 9, 2008

Nanogen, Inc.

10398 Pacific Center Court

San Diego, CA 92121

Re:	Registration Statement on Form S-8 for an aggregate of 4,700,950 shares of Nanogen, Inc. Common Stock (the “Shares”) under the Nanogen, Inc. 1997 Stock Incentive Plan and the Epoch Biosciences, Inc. 2003 Stock Incentive Plan.

Ladies and Gentlemen:

We have acted as counsel to Nanogen, Inc., a Delaware corporation (the “Company”), in connection with the registration on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, of: (i) an additional 4,000,000 shares of the Company’s common stock reserved for issuance under the Company’s 1997 Stock Incentive Plan (the “1997 Plan”), and (ii) an additional 700,950 shares of the Company’s common stock reserved for issuance under the Epoch Biosciences, Inc. 2003 Stock Incentive Plan (the “2003 Plan”) (collectively, the “Plans”).

This opinion letter is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

In connection with this opinion letter, we have examined the Registration Statement and originals (or copies certified or otherwise identified to our satisfaction) of the Certificate of Incorporation and Bylaws of the Company, each as currently in effect, and the Company’s charter documents and the corporate proceedings taken by the Company in connection with the Company’s implementation of the 1997 Plan and the Company’s assumption of the 2003 Plan. We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

Based on the foregoing, we are of the opinion that, if, as and when the shares of the Company’s common stock are issued and sold (and the consideration therefor received) pursuant to (a) the provisions of duly authorized stock options under the Plans or (b) duly authorized stock issuances under the Plans, such shares will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

The opinions expressed herein are limited to the Delaware General Corporation Law.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Plans, or the Shares.

Very truly yours,

/s/ MORGAN, LEWIS & BOCKIUS LLP